Filed Pursuant to Rule 433

Registration Statement No. 333-269823

Issuer Free Writing Prospectus dated March 23, 2023

Relating to Preliminary Prospectus dated March 22, 2023

Altamira Therapeutics Ltd.

Up to 5,714,286 Common Shares

Pre-Funded Warrants to Purchase up to 5,714,286 Common Shares

Common Warrants to Purchase up to 5,714,286 Common Shares

This free writing prospectus relates to the public offering of common shares of Altamira Therapeutics Ltd. (the “Company”) and should be read together with the preliminary prospectus dated March 22, 2023 (the “Preliminary Prospectus”) that was included in Amendment No. 5 to the Registration Statement on Form F-1 (File No. 333-269823), which can be accessed through the following web link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1601936/000121390023022155/ea175596-f1a5_altamira.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting ThinkEquity LLC at (212) 895-9355.

Investor Presentation DELIVERING RNA – BEYOND THE LIVER

2 NASDAQ: CYTO Forward - Looking Statements This press release may contain statements that constitute "forward - looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward - looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or Altamira Therapeutics' strategies or e xpe ctations. In some cases, you can identify these statements by forward - looking words such as "may", "might", "will", "should", "expects", "pla ns", "anticipates", "believes", "estimates", "predicts", "projects", "potential", "outlook" or "continue", or the negative of these terms or othe r c omparable terminology. Forward - looking statements are based on management's current expectations and beliefs and involve significant risks and uncertai nties that could cause actual results, developments and business decisions to differ materially from those contemplated by these stateme nts . These risks and uncertainties include, but are not limited to, the Company’s operation as a development - stage company with limited ope rating history and a history of operating losses, its ability to timely and successfully reposition our Company around RNA therapeut ics and to divest or partner its business in neurotology, rhinology and allergology, the market acceptance and resulting sales from Bentrio ® in international markets, the Company’s dependence on the success of AM - 125, AM - 401 and AM - 411, which are still in preclinical or clinical develo pment, may eventually prove to be unsuccessful, if its product candidates obtain regulatory approval, its product candidates being subje ct to expensive, ongoing obligations and continued regulatory overview, enacted and future legislation may increase the difficulty and cost fo r t he Company to obtain marketing approval and commercialization, the Company’s ability to obtain, maintain and protect its intellectual prope rty rights and operate its business without infringing or otherwise violating the intellectual property rights of others and the chance that ce rtain intangible assets related to the Company’s product candidates will be impaired. These risks and uncertainties also include, but are not lim ited to, those described under the caption "Risk Factors" in Altamira Therapeutics’ Registration Statement on Form F - 1, and in Altamira Therape utics' other filings with the SEC, which are available free of charge on the Securities Exchange Commission's website at: www.sec.gov . Sh oul d one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary m ate rially from those indicated. All forward - looking statements and all subsequent written and oral forward - looking statements attributable to A ltamira Therapeutics or to persons acting on behalf of Altamira Therapeutics are expressly qualified in their entirety by reference t o t hese risks and uncertainties. You should not place undue reliance on forward - looking statements. Forward - looking statements speak only as of th e date they are made, and Altamira Therapeutics does not undertake any obligation to update them in light of new information, future deve lop ments or otherwise, except as may be required under applicable law.

3 NASDAQ: CYTO Offering Summary ISSUER Altamira Therapeutics Ltd. Listing / Symbol Nasdaq: CYTO Listing Warrants on Nasdaq: CYTOW Securities Offered One Common Share and One Warrant (or for purchasers who would beneficially own more than 4.99% (or, at the election of the purchaser, 9.99%) of the outstanding shares of common stock, one pre - funded warrant and one warrant) Expected Offering Size $8,000,000 Use of Proceeds • Research & Development • Working Capital and General Corporate Purposes • Repay $1M Debt Sole Book - Running Manager ThinkEquity

4 NASDAQ: CYTO Company Overview Disruptive, Proprietary RNA Delivery Technology Platform OligoPhore υ (siRNA) SemaPhore υ (mRNA) Platforms • Proprietary 21 amino acid peptide for efficient d elivery of RNA into target cells (nanoparticles) • Non - hepatic targets, unlike mainstream technology • Validated in 15 disease models so far • Patented platform (2034+), building additional IP RNA Market Taking Off • Rapidly growing number of RNA therapeutics • Active M&A, licensing environment • Delivery platforms for partnering with pharma & biotech Two Novel, Early - Stage Drug Candidates • KRAS - driven cancers (AM - 401) - IND expected in 2023 • Rheumatoid Arthritis (AM - 411) - IND expected in 2024 Divesting / Partnering Legacy Assets • Unlock intrinsic value of inner ear & OTC assets • Extra, non - dilutive funding potential

5 NASDAQ: CYTO How Our Technology Works OligoPhore υ /SemaPhore υ are nanoparticles comprising a proprietary peptide + RNA payload designed to enable safe and effective delivery by systemic administration. Stability RNA complexed in nanoparticle format and only released inside of cells after uptake Extrahepatic delivery Not sequestered in liver, permeates inflamed pathological tissues (passive targeting) Endosomal escape Efficient release within target cell, substantially higher than current technology, observed in murine preclinical studies Selectivity Acts on targets in diseased tissues only Safety No cellular or adaptive immune responsivity to nanoparticle components or RNA after multiple serial doses, and no organ toxicities in mice

6 NASDAQ: CYTO Exemplary listing of companies active in RNA therapeutics and delivery (list not exhaustive) RNA Delivery is One of the Key Challenges Silence gene expression Promote protein expression Deliver RNA therapeutic to target • Short interfering RNA (siRNA) • Antisense oligonucleotides (ASOs) • Messenger RNA (mRNA) • Lipid nanoparticles • Virus - based vectors • Ligand conjugates • Peptide - based nanoparticles $4.4 million $357 million $402 million $635 million $3.3 billion* $476 million *Represents valuation of the company derived from 2021 acquisition Figures are sourced from S&P Capital IQ as of March 7, 2023

7 NASDAQ: CYTO * Research and Markets ; Allied Market Research STRONG GROWTH — STARTING IN 2018 ONLY THE BEGINNING! 7 NASDAQ: CYTO mRNA Vaccines & Therapeutics Global Sales siRNA Therapeutics Global Sales $46.7B $101.3B $0B $20B $40B $60B $80B $100B $120B 2021 2026 Disruptive Technology Growth Opportunities $4.9B $11.0B $0B $2B $4B $6B $8B $10B $12B 2021 2026 High specificity Cost effective Relatively simple to manufacture Can target previously undruggable pathways Disruptive technology Frontiers in Bioengineering and Biotechnology, March 2021

8 NASDAQ: CYTO 8 NASDAQ: CYTO AM - 401: Stop the “Beating Heart” of Tumors *KPC pancreatic tumor model in mice; Strand et al., 2019 Knock down various KRAS mutations with poly KRAS mut OligoPhore υ nanoparticles to inhibit cell proliferation in KRAS driven colorectal, pancreatic, or non small cell lung cancer. • Mutated KRAS may cause cancer to grow • Found in 1/5 of all human cancers, particularly in: – Pancreatic cancer (85 - 90%) – Colorectal cancer (40%) – Non - small cell lung cancer (30 - 35%) • 150,000 cases diagnosed in US p.a. • ~1M deaths per year world - wide • Considered “undruggable” for decades ▪ Scrambled siRNA nanoparticle ▪ poly KRAS mut nanoparticle Many mutations known, G12D, G12V, and G12C accounting for >50% OligoPhore υ poly KRAS mut significantly reduces pancreatic tumor volume growth KPC pancreatic tumor model in mice; Strand et al., 2019 OligoPhore υ poly KRAS mut siRNA transfects tumor cells, not healthy or uninvolved cells

AM - 401 KEY DIFFERENTIATING FACTORS 9 NASDAQ: CYTO KRAS driven cancer IND targeted for 2023 AM - 401 High unmet medical need – most aggressive tumors Multiple other small molecule inhibitors under development (G12C, G12D…), but few competing RNA projects (G12D or KRAS modulators) Small molecule G12C inhibitors approved in NSCLC • Sotorasib ( Lumakras , Amgen), Adagrasib ( Krazati , Mirati ) poly KRAS mut allows to target different mutations and is thus polyvalent Blocking production of KRAS by degrading mRNA to cause less resistance than inhibition of KRAS Small molecule inhibitors have significant side effects, particularly when combined with other agents OligoPhore χ targets specifically tumor cells

10 NASDAQ: CYTO 10 NASDAQ: CYTO AM - 411: Block Inflammation in Rheumatoid Arthritis Knock down NF - κ B (p65), key checkpoint in RA inflammation. • Chronic autoimmune disease • Causes joint swelling and pain – Reduced QoL and productivity • Affects 1 out of 28 women / 59 men • No cure available, but various treatment options: – Disease modifying anti - rheumatic drugs (DMARDs) – Non - steroidal anti - inflammatory drugs (NSAIDs) – Corticosteroids • Major shortcomings of therapies: – Drug resistance (up to 50% of patients) – Systemic adverse reactions (e.g. rash, hair loss, altered liver function, low blood cell counts, nausea, weight loss, increased infections, and neuropathy) OligoPhore υ p65 stabilizes ankle swelling and reduces arthritis score OligoPhore υ p65 reduces inflammation and protects against bone erosion Collagen - antibody induced arthritis model in mice, Zhou et al., 2014. ▪ Control ▪ Peptide nanoparticle ▪ Peptide + p65 nanoparticle

AM - 411 KEY DIFFERENTIATING FACTORS 11 NASDAQ: CYTO Rheumatoid arthritis IND targeted for 2024 AM - 411 Global rheumatoid arthritis market = $57.9 Billion in 2019 → $62.9 Billion in 2027 • Expiration of patents, biosimilars arriving • High hopes for novel Tx class of JAK inhibitors gave way to disappointment due to safety issues Mediators of inflammation play many physiological roles in healthy tissues – AM - 411 targets only inflamed tissues Reduced systemic side effects Blocking production of an NF - κ B component by degrading mRNA to cause less resistance than inhibition of NF - κ B Less likelihood of resistance High unmet medical need

12 NASDAQ: CYTO Corporate Strategy OligoPhore υ has been tested in vivo … • Pancreatic and colorectal cancer (KRAS) • Ovarian cancer (TAM: AXL) • Lung cancer (ETV - 2) • Metastatic Melanoma (NF - κ B) • Adult T Cell Leukemia/Lymphoma (NF - κ B) • Sarcoma (MYCT - 1) • Necrotizing enterocolitis (NF - κ B) • Rheumatoid and osteoarthritis (NF - κ B) • Atherosclerosis (JNK2) • Metabolic syndrome/Obesity (ASXL2) • Aortic Aneurysm (NF - κ B) • Osteoarthritis (NF - κ B) • Osteoarthritis (WNT16) • Atherosclerosis (p27Kip1) • Aortic Aneurysm (SOD2) Leverage versatility of technology • Demonstrated to work in multiple disease areas – successfully tested in 15 animal models • Suitable for siRNA, mRNA, ASOs, circular RNA Particularly well suited for indications in oncology and inflammatory disorders Selecting two therapeutic indications to showcase technology • KRAS driven cancers – AM - 401 • Rheumatoid arthritis – AM - 411 • Partner upon IND or Phase 1 Leverage technology platform through out - licensing • Become drug delivery platform company SemaPhore υ has been tested in vivo …

13 NASDAQ: CYTO Intellectual Property Compositions comprising a peptide - polynucleotide complex Methods for delivering such nanoplexes Coverage until 2034 (+ potential extension) Proprietary manufacturing process WORLDWIDE EXCLUSIVE LICENSE FROM WASHINGTON UNIVERSITY Patent covering OligoPhore υ / SemaPhore υ platform Generating further IP (filed e.g. poly KRAS mut – potential coverage until 2043)

14 NASDAQ: CYTO Pro Forma Pre - Offering Common Shares 2,387,987 Convertible Note Conversion Shares and/or Pre - Funded Warrants* 3,467,860 Warrants Issued Upon Convertible Note Conversion** 3,467,860 Warrants (WAEP: $57.60) 99,171 Options (WAEP: $20.84) 157,730 Fully Diluted Shares Outstanding 9,580,608 Capitalization Overview *Represents the conversion of approximately $4.8mm of a convertible loan into 890,261 shares of common stock and 2,577,600 pre - funded warrants based on an assumed offering price of $1.40 per share **Number of Warrants is based on an assumed offering price of $1.40 per share. Exercise price will equal the exercise price of the warrants in the offering

15 NASDAQ: CYTO Management Overview Thomas Meyer, PhD CEO & CHAIRMAN • Company founder • Funded and grew Company since 2003 • 14 years with Disetronic Group including CEO and BoD member (>20% sales CAGR, $3B market cap) Covadonga Pañeda , PhD CHIEF OPERATING OFFICER • Joined as CDO in 2022 • 18 years experience in FDA/EMA drug development • Non - clinical and clinical study design and regulatory submissions • 7 years in RNAi for ophthalmology Marcel Gremaud, CPA CHIEF FINANCIAL OFFICER • Working for Company since 2013 • ~30 years experience in controlling and accounting • International pharma companies and start - ups Samuel Wickline, MD CHIEF SCIENTIFIC ADVISER • Joined in 2021 through acquisition of Trasir Tx • Prof. of Cardiovascular Sciences, Molecular Physiology and Pharmacology at USF • Former Prof. of Med., Physics, Biomedical Engr, Cell Biology and Physiology at Wash U

16 NASDAQ: CYTO Investor Summary – RNA Business Potential divestiture/partnering of Legacy Assets • Unlock intrinsic value • Source of non - dilutive funding RNA technology coming of age • Disruptive potential in human medicine • Rapidly growing # of RNA therapeutics Extensive proof of concept • Successfully tested in vivo in 15 different disease models, 30+ papers published Showcase programs in oncology and rheumatoid arthritis • First IND expected to be filed in 2023 • Technology platform out - licensing as business model Altamira has unique, versatile RNA delivery technology platform • Patented, under license from Wash U • Suitable for different types of RNA molecules Addressing major challenges in RNA delivery • Reaching extrahepatic targets • Strong endosomal release

www.altamiratherapeutics.com Thomas Meyer CEO thm@altamiratherapeutics.com Covadonga Pañeda COO cop@altamiratherapeutics.com

18 NASDAQ: CYTO Legacy Programs to be Divested / Partnered Bentrio ® Protection against airborne particles • Drug - free, preservative - free formulation, applied as nasal spray • Three clinical trials demonstrating safety and efficacy in allergic rhinitis • OTC product – Commercialized in selected European and Asian countries (distributors) – FDA 510(k) clearance in June 2022 • Viral infection as additional indication • Advanced discussions on North America, Europe and other key markets AM - 125 Treatment of acute vestibular syndrome (vertigo) • Rx product, applied as nasal spray • Reformulation of oral betahistine – Global market $450M (ex US) – standard of care for vertigo – Poor bioavailability • Patent coverage up to 2038 • Proof of concept in Phase 2, preparing Phase 3 trial and IND • Potential for use in other indications (e.g. Prader Willi, dementia…) Become focused “Pure play” RNA delivery company Monetize legacy assets through divestiture, out - licensing TM82

19 NASDAQ: CYTO Recent Developments Clinical Study Demonstrates Bentrio’s Superior Nasal Residence Time and Rheological Properties • Bentrio ® remained detectable by fluorescence for up to 210 minutes in subjects' nasal passages vs. 60 minutes with saline nasal spra y control • Long nasal residence time supports extended protective effects against airborne allergens and other potentially harmful parti cle s • At - the - market financing completed March 3, 2023 • 989,068 shares sold at an average price of $3.54 • Total proceeds are $3,501,300.72 Press Release Issued and Subsequent Capital Raise